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                                                                    EXHIBIT 99.1


NEWS RELEASE

TII CONTACT:                                        INVESTOR CONTACT:

Peter Jacullo                                       Jim Ivy
203-438-6944                                        Sr. Vice President &
                                                    Chief Financial Officer
                                                    214-589-8090

FOR IMMEDIATE RELEASE

          TRINITY INDUSTRIES ANNOUNCES $60 MILLION PREFERRED STOCK SALE

               DALLAS - June 25, 2003 - Trinity Industries, Inc. (NYSE: TRN) today announced that it has issued, in a privately negotiated transaction, $60 million of 5 year Series B Redeemable Convertible Preferred Stock to TI Investment, LLC. (TII), a Delaware limited liability company. TII is a private investment partnership managed by Mr. Peter Jacullo of Ridgefield, Connecticut. Trinity plans to use the proceeds of the sale for general corporate purposes.

               The preferred stock has an annual dividend rate of 4.5% payable, at the Company's option, in cash or common stock. The preferred stock is convertible into Trinity's common stock at a conversion price of $22.46 per share and matures in 5 years.

               "We are very pleased with the completion of this sale to an investor who is very knowledgeable of the industries we serve. This vote of confidence means a great deal to us," said Timothy R. Wallace, Chairman, President and CEO.

               "Our investment in Trinity complements other industrial investments in our portfolio. We have followed Trinity for several years and we are impressed with their operational expertise along with their leadership positions. We have been a shareholder for the last three years," stated Peter Jacullo.

               These shares of preferred stock were issued to TII under the Company's shelf registration statement on Form S-3 (Registration No. 333-96921).



               Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity operates through five principal business segments: the Trinity Rail Group, Trinity Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity's web site may be accessed at www.trin.net.

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